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                                                                      EXHIBIT 23



                         Consent of Independent Auditors


We consent to the incorporation by reference in the Post Effective Amendment No. 1 to the Registration Statements (Form S-8, File Numbers 333-91067 and 33-10937), pertaining to the Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective April 1, 1999 of our report dated August 15, 2001, with respect to the financial statements of the Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective April 1, 1999 included in this Annual Report (Form 11-K) for the year ended March 31, 2001.


                                             /s/ ERNST & YOUNG LLP



September 26, 2001
Dallas, Texas